UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PEDIATRIC SERVICES OF AMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Explanatory Note

On January 9, January 22, January 31, and February 6, 2003, David Nierenberg, a stockholder of the Company, filed proxy material with the Securities and Exchange Commission. In each filing Mr. Nierenberg indicates that he is not soliciting proxies from any stockholders. Rather, he states that he has filed his proxy material to urge the Company’s stockholders to withhold their votes with respect to the re-election of Joseph Sansone as a director of the Company. The Board of Directors of the Company has notified Mr. Nierenberg that they disagree with his position. The Board of Directors continues to recommend that stockholders vote for the election of Mr. Sansone as a director of the Company.

In addition to soliciting proxies through the mail, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. Their expenses and all other expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. The Company has also hired Mellon Investor Services, LLC, a proxy solicitation firm, to assist in the distribution and solicitation of proxies. The Company will pay approximately $7,500 for those services.

Other than recommending that stockholders vote for the election of Mr. Sansone as a director of the Company, no participant has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2003 Annual Meeting of Stockholders.

The letter attached hereto as Exhibit A was mailed to Mr. Nierenberg on February 7, 2003.

EXHIBIT A

February 6, 2003

Mr. David Nierenberg, President

Nierenberg Investment Management Company, Inc.

19605 Northeast 8th Street

Camas, WA 98607

Dear Mr. Nierenberg:

I am writing this letter on behalf of all of the directors of Pediatric Services of America. The Board of Directors recently met to consider the issues raised in your amended Schedule 13D, filed December 30, 2002. This filing included your letter to me dated December 29, 2002, making several demands upon the Board.

Because we are in a proxy solicitation period, you will find this letter is filed with the SEC as additional proxy materials. It will be available to all stockholders. Further, the Board believes that, despite your amended Schedule 13D filing, you and at least certain others (including ex-employees of the Company) participating in a message board at Yahoo.com may be engaged, individually and as members of a group, in a solicitation of proxies and other conduct in violation of the Securities Exchange Act of 1934 and the Proxy Rules under that Act, and that some of those solicitations include misstatements of fact. The Board has instructed counsel to continue to explore those remedies available to the Company for this conduct.

The Board has considered your request and determined that it will not undertake any of the changes that you demand in your letter. Indeed, the Board reaffirms its commitment to and approval of the strategic course and performance of the Company under the leadership of Mr. Sansone. Further, we believe that Mr. Sansone should continue as a director.

With respect to the issues raised in your December 29 letter to me, we believe your allegations concerning the Company’s financial performance, its shareholder value, and CEO compensation are misplaced and without foundation. Since the Company embarked upon its new strategic initiatives in 1999, the financial performance of the Company has been extremely positive. The Company has regained profitability, became re-listed on Nasdaq, eliminated businesses not relevant to its core competencies, shut down unprofitable offices, opened new offices, significantly reduced debt, improved its collections, and developed a strong and focused strategic course.

With specific respect to CEO compensation, the Compensation Committee of the Board takes seriously its responsibilities and each year has reviewed with Mr. Sansone the level of his compensation based upon his performance. This has been true since the Company’s founding in 1989, but especially so since the Company embarked upon its new strategic initiatives in 1999. The compensation of Mr. Sansone is developed each year predicated on performance objectives and related results.

In the context of 2002, the Compensation Committee considered the following facts and accomplishments that the Company achieved under Mr. Sansone’s leadership and guidance. The simplistic isolation of EBITDA margins as a sole measure of performance, although important, is insufficient and by itself does not fairly or accurately reflect the Company’s accomplishments in fiscal year 2002. Our considerations included:

•	Company revenue increased 7% in 2002 compared to 2001.

•	Provision for doubtful accounts decreased by $936,000 to a level of 1% of revenue in 2002 versus 1.6% of revenue in 2001. A reduction of 60 basis points.

•	Operating income increased by $3,500,000 in 2002 from 2001, representing 4.5% of revenue versus 3.0% of revenue in 2001.

•	Income from continuing operations before income taxes and extraordinary events increased by $4,300,000 or 3.2% of revenue in 2002 compared to 1.1% of revenue in 2001.

•	Long term debt was reduced to $24,800,000 in 2002 from $32,400,000 in 2001, using internally generated cash and cash on hand, and reduced the ratio of Company debt to total capitalization to 31% from 44%. Indeed, long-term debt has been reduced from $138,500 in 1999 to $24,800,000 in 2002.

•	Days sales outstanding (DSO) were improved to 60 days in 2002 from 62 days in 2001.

•	In June 2002, the company acquired MedLink, a strategically valuable company in Florida that is accretive to earnings.

•	The Company has opened 11 new branch operations in its service lines and 2 new PPEC Centers to continue its strategic focus and build a strong platform for continued growth.

•	Shareholder equity, as reflected on the Company’s balance sheet, increased to $55,800,000 in 2002 from $41,100,000 in 2001.

•	Earnings per share increased to $1.97 in 2002 from $0.79 in 2001.

•	The Company exceeded the published analyst earnings per share estimates for each quarter of fiscal year 2002.

In establishing Mr. Sansone’s compensation level, the Compensation Committee also considers compensation paid to other CEOs of comparable companies in the industry in which the Company conducts its business. In a study published in Home Health Line on June 14, 2002, the mean compensation for comparable CEOs in 2001 was $594,000 and the median compensation in 2001 was $500,000. Mr. Sansone’s compensation in 2002 remained below the 2001 mean compensation level as reported in the story.

It is because of the foregoing results, supported by industry compensation data, that the Compensation Committee and the Board feel that Mr. Sansone’s compensation is fair and just and reflects the interests of the stockholders.

In addition to compensation, we believe your letter also reflects a misunderstanding of some features of Mr. Sansone’s employment contract—for instance, you substantially overstate the term and value of his potential severance package. Your calculations assume a severance date as of the first day of the initial term of the contract – October 1, 2001, for a severance term of 42 months (the 24 month initial term of the contract plus 18 months). Because 16 months of the initial term of the contract have now passed, as of February 1, 2003, the maximum severance would be based on a period of 30 months (the 12 month additional term of the contract plus 18 months). Further, although Mr. Sansone has the option to acquire a company reimbursed automobile not to exceed $80,000 in value, Mr. Sansone retains, at his choice, an automobile that is currently three years old with remaining lease payments of $13,500.

With respect to corporate governance, you have demanded a restructuring of the Compensation Committee, and potentially the entire Board if it does not acquiesce to your demands. While the Board continuously reviews and seeks ways to improve the governance of the Company, the Board does not anticipate undertaking any of the changes demanded by you. The Company recently adopted several corporate governance changes that were anticipated prior to the enactment of the Sarbanes-Oxley legislation and are consistent with its purposes. Complying with the requirements of Sarbanes-Oxley has only involved minor process changes for the Company. We are proud of that fact and remain committed to effective and efficient corporate governance consistent with Sarbanes-Oxley. We believe the Company’s current governance structure furthers the sound administration of Company affairs and we see no need for additional changes at this time.

As previously indicated to you, the Board remains committed to building real long-term shareholder value pursuant to a well-formulated strategic plan. We believe we have been doing just that and the Company, under Mr. Sansone’s leadership, has been meeting its plan. We will continue those programs we have initiated as well as initiate new programs we consider that will further enhance shareholder value. Mr. Sansone has led these efforts, both in their formulation and their execution, and will continue to do so.

Very truly yours,

/s/ Edward K. Wissing

Edward K. Wissing

Chairman of the Board of Directors

Pediatric Services of America, Inc.